Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Cerecor, Inc. for the registration of 29,166,864 shares of its common stock and to the incorporation by reference therein of our report dated March 14, 2017, with respect to the financial statements of Cerecor, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP

Baltimore, Maryland
May 25, 2017